Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Exhibit 10.26

CUSTOMIZATION AND COMMERCIAL SUPPLY AGREEMENT

THIS CUSTOMIZATION AND COMMERCIAL SUPPLY AGREEMENT is entered into this 8th day of April 2013 (“Effective Date”) by and between UNILIFE MEDICAL SOLUTIONS, INC., a corporation organized under the laws of Delaware (collectively, “Unilife ”), and BIODEL INC., a company organized under the laws of Delaware (“Biodel”). Unilife and Biodel may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Unilife designs, develops and manufactures advanced drug delivery devices;

WHEREAS, Biodel is in the business of developing and commercializing products and treatments for diabetes and other diseases; and

WHEREAS, Biodel desires to purchase advanced drug delivery devices from Unilife and Unilife desires to sell advanced drug delivery devices to Biodel, on the terms and conditions contained in this Agreement.

NOW, THEREFORE , Unilife and Biodel agree as follows:

1.

Certain Definitions

In this Agreement, capitalized terms shall have the meaning set forth herein, including the following:

1.1

“Affiliate” shall mean an entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person. “Control” (including the terms “controlled by” and “under common control with”) means the ownership or control of securities possessing at least 50% of the voting power of all outstanding voting securities of an entity or the power otherwise to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting stock or otherwise. For the purposes of this definition, partnerships, joint ventures or similar entities also shall be deemed to be Affiliates of such Party if a Party and/or its Affiliates are a majority in interest of the partners, venturers or other members of such entities.

1.2

 “Accounting Period” means, during the Exclusivity Term, (a) a period of time beginning on the first day of the calendar quarter in which the Combination Product is Launched in the United States and ending the following year on last day of prior calendar quarter, and (b) each [**] month period thereafter.

1.3

“Applicable Laws” means any law, statute, rule, regulation, guideline, order, judgment and/or ordinance of any kind whatsoever of any Regulatory Authority, including the regulations and guidelines of the FDA and, to the extent applicable, all current good manufacturing practices.

1.4

“Agreement” means this Customization and Commercial Supply Agreement, together with all exhibits and schedules, attached hereto, as the same may be supplemented, modified or amended from time to time in writing by the mutual agreement of the Parties.

1.5

“Approval Date” means the date of first approval of the Combination Product and its corresponding label by the FDA and/or similar foreign Regulatory Authority.

_____		_____
(Initial)	1	(Initial)

1.6

 “CDA” has the meaning set forth in Section .

1.7

“Combination Product” means the product to be marketed and sold by Biodel that combines the Unilife Device with the Drug.

1.8

“Confidential Information” has the meaning set forth in the CDA.

1.9

“Customization Committee” has the meaning set forth in Section .

1.10

“Default Event” has the meaning set forth in Section (a).

1.11

“Drug Master File” means a drug master file or equivalent submitted to the FDA and the technical dossier or equivalent submitted to the European Medicines Authority (or other European Regulatory Authority), in each case, with respect to the Unilife Device (and equivalent submissions with Regulatory Authorities in other countries in a Region) in support of Biodel’s Regulatory Filings for the Combination Product.

1.12

“Development Phase” means the period commencing on the Effective Date and ending upon the delivery of the customized Unilife Device which satisfies Milestone #3 as may be defined and mutually accepted by the Parties through the Customization Committee (and payment of any fees associated therewith), as set forth in the Development Plan.

1.13

“Development Plan” means the development plan to customize the Unilife Device such that it meets the Target Device Profile, which plan is attached as Exhibit A to this Agreement, as such plan may be amended from time to time by the mutual agreement of the Parties.

1.14

“Drug” means Biodel's lyophilized glucagon and diluent.

1.15

“Exclusivity Maintenance Fee” means a fee payable to Unilife in consideration of maintaining, during the applicable Accounting Period, the exclusive rights granted by Unilife in Section , which fee shall become due (subject to the standard payment terms set forth in this Agreement), as follows:

(a)

$[**] upon first day of the first three Accounting Periods (which amount shall be in addition to any royalty payments payable to Unilife for the same Accounting Period pursuant to Section ); except that payment in the first Accounting Period shall not be triggered until the Combination Product is Launched; and

(b)

$[**] upon the last day of every other Accounting Period, reduced on a dollar-for-dollar basis by any royalty payments payable to Unilife for the same Accounting Period pursuant to Section .

1.16

 “Exclusivity Term” means for the geographical areas set forth below, the period of time commencing on the Effective Date and ending the earliest of the following dates if no Default Event has occurred:

(a)

for all Regions, [**] days following occurrence of any of the following (provided that Unilife notifies Biodel in writing of its intent to terminate the Exclusivity Term pursuant to this provision and Biodel does not cure such failure within [**] days):

(i)

The failure of Biodel (or an Affiliate, licensee, distributor or other Third Party partner) to pay the Exclusivity Maintenance Fee when and if due;

_____		_____
(Initial)	2	(Initial)

(ii)

The failure of Biodel (or an Affiliate, licensee, distributor or other Third Party partner) to Launch the Combination Product within any country in the Region of the United States and Canada by the Launch Deadline;

(iii)

The failure of Biodel (or an Affiliate, licensee, distributor or other Third Party partner) to submit one or more  Purchase Orders calling for the delivery of at least [**] Unilife Devices in any Accounting Period other than the first Accounting Period; or

(iv)

The failure of Biodel (or an Affiliate, licensee, distributor or other Third Party partner) to use commercially reasonable efforts to develop and commercialize the Combination Product in light of the relevant product labeling requirements, market potential, competitive and regulatory environment, and medical and clinical considerations.

(b)

For each Region other than [**], and ROW, the failure of Biodel (or an Affiliate, licensee, distributor or other Third Party partner) to Launch the Combination Product within any country in such Region by the Launch Deadline (provided that Unilife notifies Biodel in writing of its intent to terminate the Exclusivity Term pursuant to this provision and Biodel does not cure such failure within [**] days);

(c)

For each Region other than [**], on the date occurring [**] years after Biodel has Launched the Combination Product in at least one country in such Region, if the Combination Product accounts for less than [**] percent ([**]%) of the then-existing market (“Market Share”) in such Region for glucagon kits or devices labeled for use in the Therapeutic Area, as determined by publicly available sales data from a reputable Third Party source (provided that Unilife notifies Biodel in writing of its intent to terminate the Exclusivity Term pursuant to this provision and Biodel does not cure such failure within [**] days); and

(d)

For all Regions the expiration or termination of this Agreement.

If Biodel fails to meet any of the payment, Launch, or Market Share requirements for the maintenance of the exclusivity rights, such exclusive rights shall be revoked and become non-exclusive rights for the applicable Regions or sub-Region(s). Upon the occurrence of a Default Event, the Exclusivity Term shall mean the period of time beginning on the date of such occurrence and ending on the fifteenth (15th) anniversary of the Effective Date and shall be an extension of only those rights which are maintained or otherwise remain granted, and in those Regions as identified above, without prior revocation, to Biodel at the time of such Default Event.

1.17

 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.18

“Forecast” has the meaning set forth in Section .

1.19

“Improvements” means any invention or discovery that is conceived or first reduced in the course of either Party performing services, duties, and responsibilities under this Agreement, and includes any improvement, modification, derivative, reproduction or product of the Unilife Device, the Drug or the Combination Product, whether invented or discovered solely by Biodel, solely by Unilife or jointly by Biodel and Unilife, or their respective Affiliates.

1.20

“Intellectual Property Rights” means patent rights, trademarks, service marks, trade names, registered designs, design rights, copyright (including rights in computer software), rights in and to databases, rights in and to Know-How, and any rights in or to property similar to any of the foregoing in any part of the world whether or not registered or capable of registration, the right to apply

_____		_____
(Initial)	3	(Initial)

for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any part of the world.

1.21

“Know-How” means technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries. The fact that an item is known to the public will not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public. Know-How includes any rights including trade secrets, copyright, database, or design rights protecting such Know-How.

1.22

“Launch” or “Launched” means sale or distribution of the Combination Product in a Region or country for use within the subject Region or country, whether sold directly by Biodel, an Affiliate or a Third Party having sub-licensed the rights in, or purchased, such Combination Product from Biodel.

1.23

“Launch Deadline” means, for a given Region as applicable, the date that is calculated as follows:

(a)

For the United States and Canada Region, [**] months following Effective Date, plus an additional number of days equal to:  [**]; and

(b)

For each Region other than the United States and Canada, [**] months following the Effective Date, plus an additional number of days equal to:  [**].

1.24

“Manufacture” means the storage, handling, production, materials procurement, processing, manufacture, assembly, filling, finishing, testing and packaging of the Unilife Device or its components in accordance with the terms of this Agreement.

1.25

“Manufacturing Standards” means a complete compilation of manufacturing and control instructions and procedures, sampling and testing procedures, other appropriate quality standards and Specifications used to produce the Unilife Device under established conditions set forth in the Quality Agreement.

1.26

 “Net Sales” means, with respect to any Combination Product, the gross amount billed by Biodel, its sub-licensees and their respective Affiliates for the Combination Product less the following: (i) normal and customary trade, quantity and/or cash discounts, returns or credits (including due to rejections, defects or recalls of the Combination Product or because of rebates or retroactive price adjustments), allowances, rebates and charge-backs, to the extent actually accrued; (ii) sales taxes, value-added taxes, excise or use taxes, tariffs, duties and customs fees and other taxes (excluding income taxes), duties or other governmental charges imposed with respect to sales of the Combination Product that are actually paid; (iii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Combination Product or for rebates or retroactive price reductions (including Medicare, Medicaid and similar types of rebates and chargebacks); and (iv) freight, postage, shipping, insurance and other transportation expenses associated with the Combination Product that are itemized in the gross amount billed and are actually paid by Biodel or its Affiliates or sub-licensees. All calculations shall be made in accordance with U.S. generally accepted accounting principles.

1.27

“Purchase Order” has the meaning set forth in Section .

_____		_____
(Initial)	4	(Initial)

1.28

“Quality Agreement” means a quality agreement to be negotiated in good faith by the Parties and entered into by them as soon as is reasonably practical following the Effective Date.

1.29

 “Region(s)” means:  (a) the United States and Canada; (b) the European Economic Area and Switzerland, (c) Japan, and (d) the Rest of the World (“the ROW”) (i.e., all other countries in the world except those located in the Regions described in clauses (a), (b), and (c) of this definition); each of which shall be considered separable “sub-Regions” herein.

1.30

“Regulatory Approvals” means any approval of an applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical product, medical device or combination thereof in any Region.

1.31

“Regulatory Authority” means the FDA and any other federal, national, multi-national, state, provincial or local regulatory agency, department, bureau or other governmental entity, including any such entity with authority over the manufacture, marketing or sale of pharmaceutical or biotechnology products, medical devices or combinations thereof.

1.32

“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with a Regulatory Authority, including the Drug Master File, that are necessary or reasonably desirable in order to Manufacture, or market, distribute, sell and import a pharmaceutical or biotechnology product, medical device or combination thereof in a particular country or regulatory jurisdiction.

1.33

“Royalty Report” has the meaning set forth in Section .

1.34

“Royalty Term” means, on a country-by-country basis, with respect to the Combination Product, a period that is the longer of: (a) if the manufacture, use or sale of such Combination Product in such country is covered by a Valid Claim, the term for which such Valid Claim remains in effect, or (b) ten (10) years after the date of the Launch of the Combination Product in such country.

1.35

“Services” means all activities to be performed by Unilife pursuant to this Agreement, including those services specifically provided in the Development Plan.

1.36

“Similar Unilife Device” means a dual chamber mixing system intended for the injection of a pharmaceutical product, including the EZMix™ dual chamber mixing platform.

1.37

“Specifications” collectively means the drawings and product descriptions, to be attached as Exhibit B to this Agreement, as the same may be modified or supplemented from time to time by the mutual agreement of the Parties through the Customization Committee.

1.38

“Target Device Profile” means a Unilife Device having the characteristics and meeting the criteria established by mutual agreement of the Customization Committee, which characteristics and criteria shall automatically become Exhibit C to this Agreement when established.

1.39

“Territory” means the world.

1.40

“Term” has the meaning set forth in Section .

1.41

“Termination for Insolvency” has the meaning set forth in Section

1.42

“Therapeutic Area” means the use of Drug for the treatment of hypoglycemia.

_____		_____
(Initial)	5	(Initial)

1.43

“Third Party” means any person or entity not a Party to this Agreement, excluding an Affiliate of either Party.

1.44

“Unilife Device” means a device customized for Biodel based on Unilife’s proprietary EZMix™ dual chamber mixing platform.

1.45

“Unilife Improvements” has the meaning set forth in Section (b).

1.46

“Unilife Intellectual Property Rights” means all Intellectual Property Rights that are controlled by Unilife or its Affiliates as of the Effective Date or are filed by or granted to Unilife or its Affiliates during the Term and that claim the composition, design, manufacture, or use of the Unilife Device or a Similar Unilife Device, including but not limited to the patents and patent applications listed in Exhibit D to this Agreement, and as may be amended by Unilife from time-to-time.

1.47

“Unilife Know-How” means all Know-How that is controlled by Unilife or its Affiliates as of the Effective Date or (b) made by or on behalf of Unilife or its Affiliates during the Term, and, in the case of both (a) and (b), is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of the Unilife Device or Combination Product in the Therapeutic Area.

1.48

“Unilife Technology” means the Unilife Intellectual Property Rights, the Unilife Know-How and Unilife Improvements.

1.49

“Unit Price” has the meaning set forth in Section .

1.50

“Valid Claim” shall means, on a country-by-country basis, a claim of an issued and unexpired patent in any Unilife Technology, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.

Development

2.1

Development Plan. The Development Plan sets forth the responsibilities of the Parties during the Development Phase with respect to, and timelines for delivering, the deliverables and milestones that the Parties have agreed to for customizing the EZMix™ dual chamber mixing platform to produce the Unilife Device for use with the Drug and Biodel's clinical development program for the Combination Product. The Development Plan also sets forth (i) the amounts due to Unilife by Biodel for the development work; and (ii) the supply obligations of Unilife with respect to the Unilife Device, and of Biodel with respect to the Drug, for use in any Development Plan activities. Without limiting the foregoing, Parties shall be responsible for the following during the Development Phase:

(a)

The Parties shall form a customization committee comprising of two (2) or more representatives from Biodel and two or more (2) representatives from Unilife (the “Customization Committee”). The representatives for either Party may be changed, from time-to-time, upon written notice to the other Party. The Customization Committee shall meet, by teleconference or in person at least twice per month, unless a particular meeting is waived by mutual consent, on such dates and at such times as agreed to by the Parties through the Customization Committee, and if applicable, mutually agreeable locations. Each Party shall be responsible for its own expenses for participating in the Customization Committee. The Customization Committee shall define and mutually approve the Target Device Profile, oversee the performance of the Services and suggest modifications to the Development Plan, as appropriate, for the Parties’ consideration and mutual agreement.

_____		_____
(Initial)	6	(Initial)

(b)

Unilife shall provide to Biodel certain deliverables within the disclosed time intervals in consideration of the associated fixed milestone payments set forth in the Development Plan, the first of which (following the execution of the Agreement) shall be the delivery of a mutually-approved Unilife Device that meet the Target Device Profile.

(c)

Unilife [**] Unilife [**] Biodel [**] Biodel [**] Biodel’s [**] Unilife’s [**].

(d)

Unilife shall plan, with Biodel's input, and execute a formative user study to assess the human factors-informed final design of the Unilife Device.

(e)

Biodel shall use commercially reasonable efforts to develop and commercialize the Combination Product in light of the relevant product labeling requirements, market potential, competitive and regulatory environment, and medical and clinical considerations.

2.2

Additional Services. In addition to the foregoing Services to be provided by Unilife during the Development Phase, Unilife shall, at the option of Biodel, provide Biodel with the following additional Services:

(a)

Unilife will provide, free of charge, a report on the characterization of the device performance that will include both functional testing data and a detailed potential extractables list. Unilife will assist in the design of the analytical testing and stability studies necessary to obtain data for Regulatory Approval of the Drug and Combination Product. If requested by Biodel, Unilife will work with Biodel and conduct the stability studies at an industry-leading, cGMP-compliant, Third Party laboratory mutually-agreed upon by the Parties through the Customization Committee to aid in the rapid adoption of the Unilife Device.

(b)

Unilife is experienced with FDA requirements for the design and conduct of formative and summative human factors studies. Unilife has established relationships with opinion leaders and study sites to conduct human factors studies for the Unilife Device. Unilife’s experience and human factors data can also be easily leveraged by Biodel to collaboratively conduct summative human factor studies.

2.3

Development Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, and permitted Third Party contractors perform, the activities for which it is responsible under the Development Plan in a diligent, workmanlike and good scientific manner and in strict compliance with this Agreement, including Manufacturing Standards and Applicable Laws.

2.4

Equipment. Capital equipment associated with the manufacture of the Unilife Device will be purchased and owned by Unilife. Unilife’s obligations to manage the activities of a Third Party fill-finish contract manufacturer, including the transfer of the lyophilization protocol of the Combination Device, as defined under Section 2.1(c) shall cease no later than upon delivery of Milestone #3 to Biodel, whereupon such obligations and responsibilities shall pass to Biodel.

2.5

Regulatory Filings.

(a)

Except as specifically set forth in Section  below, Biodel shall be responsible for preparing and filing all Regulatory Materials with respect to the Combination Product, and

_____		_____
(Initial)	7	(Initial)

seeking all Regulatory Approvals in the Territory for the Combination Product. Unilife shall assist Biodel in obtaining Regulatory Approvals and preparing Regulatory Materials at Biodel’s reasonable request from time to time. Except as specifically set forth in Section  below, (i) all Regulatory Materials for the Combination Product in the Territory shall be filed in the name of Biodel, and Biodel alone shall be responsible for all communications and other dealings with the Regulatory Authorities relating to the Combination Product in the Territory, except as required by a Regulatory Authority; and (ii) to the maximum extent permitted by law, Biodel shall be the legal and beneficial owner of all Regulatory Approvals and Regulatory Materials for the Combination Product in the Territory or, in the event such Regulatory Approvals and/or Regulatory Materials may not be owned by Biodel, they shall be held for the benefit of Biodel and shall be transferable as directed by Biodel. In the event that any such Regulatory Approvals and/or Regulatory Materials are not transferable to Biodel, then upon expiration or termination of this Agreement or earlier upon request of Biodel, Unilife shall use its best efforts to assist Biodel in obtaining Regulatory Approvals and/or Regulatory Materials for the Combination Product substantially similar to the non-transferable Regulatory Approvals and/or Regulatory Materials.

(b)

Notwithstanding Section  above, Unilife shall prepare and submit a Drug Master File with the FDA (and equivalent submissions with Regulatory Authorities in other Regions) with respect to the Unilife Device in support of Biodel’s Regulatory Filings. Unilife shall maintain and update such Drug Master Files during the Term hereof as required by Applicable Law and shall give Biodel prompt written notice of any changes in the same. Unilife shall provide Biodel with letters of authorization, rights of reference and other appropriate letters of consent or instruments with respect to such Drug Master Files in such forms as reasonably requested by Biodel.

3.

License Grants

3.1

License to Biodel. During the Exclusivity Term, Unilife hereby grants to Biodel an exclusive (even as to Unilife), revocable, worldwide, sub-licensable license, under the Unilife Technology, to the extent necessary or useful to develop, use, import, sell, offer for sale, and market the Combination Product in the Therapeutic Area in the Territory; provided that such exclusive rights are subject to the provisions of Section  herein. Unilife shall not develop, manufacture, use, import, sell, offer for sale, or market a Similar Unilife Device for any Third Party to use with a lyophilized glucagon and diluent in the Therapeutic Area within the Territory during the Exclusivity Term. The foregoing license and right shall survive termination of this Agreement only if a Default Event occurs; provided that only those rights accrued and/or maintained by Biodel at the time of such Default Event shall survive. Upon actuation of any of the provisions of Section , such license grants to Biodel in such Regions shall be on a non-exclusive, revocable, worldwide, sub-licensable license basis, under the Unilife Technology, to the extent necessary or useful to develop, use, import, sell, offer for sale, and market the Combination Product in the Therapeutic Area, while remaining on an exclusive basis in all other Regions of the Territory where the conditions of Section  are met or maintained.

3.2

Continuity of Supply. Upon the occurrence of a Default Event, Unilife hereby further grants to Biodel, for the duration of the Exclusivity Term, a worldwide, sub-licensable license, under the Unilife Technology, in the form (exclusive or non-exclusive) accrued and/or maintained by Biodel at the time of such Default Event and [**].

3.3

License to Unilife. Biodel hereby grants to Unilife the right to access and use the data generated by Biodel under the Development Plan relating to the Unilife Device solely for Unilife's internal product development purposes.

_____		_____
(Initial)	8	(Initial)

4.

Purchase and Supply Obligations

4.1

Manufacture and Supply. During the Term, Unilife shall Manufacture and supply Biodel, and Biodel shall purchase, the Unilife Device in the quantities and at the times requested by Biodel from time to time, in accordance with and pursuant to the terms of this Agreement. Unilife shall Manufacture the Unilife Device in accordance with the Manufacturing Standards, Specifications, all Applicable Laws and the other provisions hereof. Unilife agrees not to make any modifications or changes to (a) the Specifications, (b) the Manufacturing Standards, or (c) the location of the designated final manufacturing facility from York, Pennsylvania, without the prior written consent of Biodel, and to promptly provide written notice to Biodel in the event Unilife believes that any such modifications or changes may be necessary. The Specifications shall be amended only upon mutual agreement of Biodel and Unilife.

4.2

Purchase Price and Payments.

(a)

Biodel shall pay Unilife $[**] for each Unilife Device (the “Unit Price”), in addition to the royalty payments, if any, required by Section  below. Upon payment by Biodel of the Exclusivity Maintenance Fee for the 3rd Accounting Period, Biodel shall pay Unilife a Unit Price of $[**] for each Unilife Device, henceforth referred to as the new “Unit Price”, in addition to the royalty payments, if any, required by Section  below.

(b)

During the Royalty Term, on a country by country basis, Biodel shall pay to Unilife a royalty payment equal to [**] percent ([**]%) of Net Sales by Biodel, its sub-licensees and their respective Affiliates. The obligation to pay royalties under this Section 4.2 shall expire on a country-by-country basis. For clarity, the Royalty Term shall be determined separately for each country in the Territory and Biodel shall have no obligation to pay royalties for Net Sales in a particular country after expiration of the Royalty Term in such country, notwithstanding the fact that the Royalty Term may not have expired in other countries.

(c)

Beginning [**], Unilife may increase the Unit Price once per calendar year by providing Biodel at least [**] days’ prior written notice; in which case the Unit Price shall be adjusted for such [**] month period by the percentage change, if any, in accordance with the US Bureau of Labor Statistics Producers Price Index (PPI) for “All Other Plastics Product Manufacturing” PCU326199326199, but the Unit Price shall not be more than [**] percent ([**]%) of the immediately preceding [**] period.

4.3

Forecasts. In order to assist Unilife in its production planning, on the date of execution of this Agreement and on the first day of each calendar month thereafter, Biodel shall advise Unilife in writing (such advice, a “Forecast”), of its estimated requirements of Unilife Devices to be shipped for each month commencing with the first month after delivery of such Forecast and ending on the month occurring [**] months thereafter. Such Forecasts shall not bind either Party to any commitments to purchase or supply Unilife Devices, with firm quantity orders and commitments being provided instead on a [**] months rolling basis via Purchase Order as detailed in Section . Subject to the limitations provided in this Agreement, Biodel may, in its sole discretion, update its estimated requirements of Unilife Device in the next Forecast delivered. It is understood and agreed that, subject to the restrictions contained Section  below, estimates contained in the Forecasts shall not constitute commitments to purchase Unilife Devices or Purchase Orders.

4.4

Orders. Purchase orders for the Unilife Device shall be delivered monthly by Biodel at least [**] months prior to the requested shipment thereof (each, a “Purchase Order”); provided that for each Purchase Order requesting shipment thereafter, no such Purchase Order shall specify a quantity for any given month covered by the Purchase Order that is greater than [**]% of the amount that was originally designated for such month when it was the [**] month in the [**] month Forecast, and  no such

_____		_____
(Initial)	9	(Initial)

Purchase Order shall specify a quantity for any given month covered by the Purchase Order that is less than [**]% of the amount originally designated for such month when it was the [**] month in the [**] month Forecast. Unilife shall notify Biodel of the specific shipment date for such ordered Unilife Devices.

4.5

Reasonable Accommodations. Unilife shall use reasonable business efforts to comply with unplanned changes in the Forecasts but shall not be required to accept orders for Unilife Devices that are not within the guidelines set forth above.

4.6

Sample Testing and Records. Unilife shall test samples of each lot of Unilife Device supplied hereunder for compliance with the Specifications and the Manufacturing Standards and to record the results and keep said results on file for a period of five (5) years (or longer if required by any Applicable Law) after the expiration of the shelf-life of the tested lot of Unilife Devices. Unilife shall keep retention samples of the Unilife Devices for a period of two (2) years after the expiration of the shelf-life of the tested lot of the Unilife Devices (or such longer period if required by any Applicable Law). Unilife shall undertake to maintain sufficient records to permit (a) confirmation of the cause of any Unilife Device defect; (b) confirmation of the Unilife Device's conformance with the Specifications, and its Manufacture in accordance with the Manufacturing Standards; and (c) compliance with any other Applicable Law.

5.

Financial Terms; Delivery and Acceptance

5.1

Payment Terms.

(a)

All payments for milestone deliverables and of the Unit Price shall be due within net [**] days of the date of Biodel's receipt of Unilife’s invoice therefor. Unilife shall send invoices to Biodel upon shipment of Unilife Devices to Biodel.

(b)

Not later than [**] days after each December, March, June, and September in each calendar year during the Royalty Term, Biodel shall submit to Unilife a report of royalties due to Unilife for the preceding quarter year (each a “Royalty Report”) setting forth the: (i) the quantity of Combination Products sold in countries in which royalties are due; (ii) the gross amount billed for such Combination Products; (iii) the deductions permitted under Section  to arrive at Net Sales; and (iv) the royalty computations and subject of payment. Each Royalty Report may be an estimate of such actual royalties due to Unilife under GAAP revenue recognition, with any shortfalls subject to the interest terms in Section . If no royalties are due, a statement shall be sent to Unilife stating such fact. Payment of the full amount of any royalties to Unilife for the preceding quarter year shall accompany each Royalty Report. Biodel shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such detail as to enable the determination of the amounts due to Unilife from Biodel pursuant to the terms of this Agreement.

(c)

On reasonable notice and during regular business hours, Unilife or the authorized representative of Unilife reasonably acceptable to Biodel shall have the right to inspect the books of accounts, records and other relevant documentation of Biodel in order to ascertain or verify the amount of royalties and other payments due to Unilife hereunder, and the accuracy of the information provided to Unilife in the Royalty Reports. The cost of such inspection shall be borne by Unilife, unless it is determined in such inspection that Unilife has been underpaid in any period by more than [**] percent ([**]%) of the amount that Unilife should have been paid, in which case the cost of such inspection shall be reimbursed to Unilife by Biodel. If such inspection reveals a surplus in royalties actually paid to Unilife by Biodel, Unilife shall refund to Biodel the surplus amount within [**] days after such inspection.

_____		_____
(Initial)	10	(Initial)

5.2

Interest. Payments not received by Unilife within such net [**] day period shall accrue interest at the rate of the lesser of [**] percent ([**]%) per month or the maximum rate allowed by Applicable Law. All payments due hereunder to Unilife shall be made in United States Dollars, and are exclusive of all sales, use, value added, withholding and other taxes and duties.

5.3

Shipment. Unilife agrees to deliver the Unilife Device DAP Biodel’s Third Party fill and finish manufacturer (Incoterms 2010) using a carrier selected by Biodel for shipment to Biodel pursuant to the instructions and conditions provided by Biodel in writing. Title to the Unilife Devices shall pass to Biodel upon delivery thereof to the Third Party fill and finish manufacturer. Unless otherwise agreed, delivery of the Unilife Devices to the carrier shall take place at Unilife’s Manufacturing facility, and Unilife shall be responsible for shipping costs.

5.4

Timing of Shipment. Unilife shall ship the Unilife Devices for each Purchase Order upon completion and testing required pursuant to the Quality Agreement, unless Biodel instructs Unilife to hold such Unilife Device (or part thereof) and delay shipment of such Unilife Devices for up to [**] days.

5.5

Testing and Acceptance. With each shipment of Unilife Devices, Unilife shall provide Biodel with such certificates and documentation as set forth in the Quality Agreement.

6.

Regulatory; Audits

6.1

Regulatory Requirements.

(a)

Unilife shall be responsible for complying with all Applicable Laws relating to the manufacture of the Unilife Devices for sale to Biodel. Both Parties shall comply with all other Regulatory Authority requirements relating to their respective obligations hereunder. The Parties shall provide each other with reasonable assistance in communicating information to the appropriate Regulatory Authorities concerning the Unilife Device.

(b)

As provided in Section , Unilife shall submit and maintain Drug Master Files for the Unilife Device and assist Biodel in obtaining Regulatory Approvals for the Combination Product in the Regions and such other countries with respect to which Biodel may seek Unilife’s assistance from time to time.

(c)

Unilife shall maintain and enforce safety procedures for the handling and manufacture of the Unilife Device that comply in all respects with all applicable national, supranational, federal, state and local occupational safety and health requirements and Unilife’s approvals and permits. Unilife shall provide Biodel with a material safety data sheet for any hazardous chemical substance in the Unilife Device.

(d)

Without limiting a Party’s rights and obligations under the Quality Agreement, each Party shall promptly advise the other of any safety problem of which such Party becomes aware regarding the Unilife Device.

6.2

Audits.

(a)

During the Term, Biodel or its agents may, during normal working hours, perform a quality audit of Unilife facilities, including its physical plant and documentation, or its permitted subcontractor’s facilities, involved in manufacturing of the Unilife Device to verify compliance with Specifications, Manufacturing Standards and this Agreement. Biodel will advise Unilife a minimum of [**] before the audit, specifying the subject of the audit. Biodel may conduct an audit under this Section  not more than [**] during each calendar year during the Term.

(b)

In addition to the rights under Section , Biodel has the right to perform a

_____		_____
(Initial)	11	(Initial)

“for cause” quality audit of Unilife’s facilities, including its physical plant and documentation, or its permitted subcontractor’s facilities, involved in the manufacturing of the Unilife Device. Such “for cause” audit and document review shall be conducted by Biodel or its agents at a time, date and duration mutually agreeable to Biodel and Unilife, but no later than [**] business days after Biodel’s request. Without limiting the foregoing, Biodel’s right to conduct a “for cause” may be triggered by (i) customer complaint regarding the Unilife Device, (ii) Third Party litigation or the threat of litigation relating to the Unilife Device, (iii) correspondence from a Regulatory Authority regarding or relating to the Unilife Device, or (iv) any other event or circumstance that relates to the quality of the Unilife Device.

(c)

In case of a negative audit outcome under Section 6.2(a) or Section 6.2(b), Unilife or its subcontractors shall respond to the audit in writing with corrective actions and timelines and shall perform at Unilife’s expense, or at the subcontractor’s expense, the requested or appropriate modifications. Unilife shall evidence these modifications and Biodel shall be entitled to perform an additional audit with prior notice to verify such modifications.

(d)

Unilife shall make itself immediately available for any Regulatory Authority or other governmental inspection directly or indirectly  involving the Unilife Device and the manufacture thereof, and Unilife shall notify Biodel in writing within twenty-four (24) hours of any substantive inspection related to the Unilife Device by such Regulatory Authority or other governmental entity and promptly provide Biodel with a copy of any notices, communications or written report of the results of such inspection that Unilife receives from the applicable Regulatory Authority or other government entity in so far as the report relates to the Unilife Device or the manufacture thereof, and any responses or other communications it sends to any Regulatory Authority or other governmental authority concerning the Unilife Device. For clarity, such obligations of Unilife to notify Biodel regarding substantive actions of Regulatory Authorities or other governmental entities related to the actual Unilife Device.

(e)

Upon reasonable notice and during normal business hours, Unilife will provide Biodel and/or its Third Party representatives with reasonable escorted access to the Manufacturing site(s) and allow Biodel to observe Manufacturing runs of the Unilife Device to the extent that Biodel’s right to observe shall not interfere with Unilife’s manufacturing operations.

6.3

Unilife Device Recalls. In the event that one or more Unilife Devices manufactured pursuant to this Agreement are recalled as a result of Unilife's negligence, willful misconduct or breach of this Agreement, and, to the extent that such recall does not result from Biodel's negligence, willful misconduct or breach of this Agreement, then Unilife shall reimburse Biodel for (i) the Unit Price paid by Biodel to Unilife for such recalled Unilife Devices, and (ii) all of Biodel's other direct reasonable costs and expenses actually incurred in connection with the recall including costs of retrieving Unilife Devices or the Combination Product already delivered, costs of replacement Unilife Device, costs and expenses Biodel is required to pay for notification, shipping and handling charges, fines payable in connection with such recall, and all other costs reasonably related to the recall. In the event of any such recall, and without limiting any other rights Biodel may have, Biodel shall have the right to modify its Purchase Orders and any forecasted orders included in any Forecast preceding such recall. To the extent that a recall of the Combination Product is due to any reason other than one that is attributable to Unilife's negligence, willful misconduct or breach of this Agreement, Biodel shall pay all costs and expenses of the recall.

7.

Continuity of Supply

7.1

Reasonable Assistance to [**].

(a)

In the event that (i) Unilife discontinues production of or fails to supply the Unilife Device, except if such halt in production or supply is under a Termination by Unilife under Section 10, or (ii) Biodel terminates this Agreement for cause in accordance with Section , Section  or Section  (each a “Default Event”), Unilife, upon Biodel’s request, shall provide Biodel, [**]

_____		_____
(Initial)	12	(Initial)

provided that only those rights (exclusive or non-exclusive) accrued and/or maintained by Biodel at the time of such Default Event shall survive.

(b)

Such assistance may include, without limitation, allowing Biodel, [**] to (i) consult with employees or agents of Unilife with expertise in the Manufacture of the Product, (ii) observe Manufacturing runs of the Product at the Manufacturing site(s) during normal business hours and (iii) process transfer assistance. [**]

7.2

Product Import and Export. Unilife shall cooperate with Biodel in executing any other documents or licenses necessary for Biodel to comply with any export or import or other similar applicable laws of the Territory with respect to the Unilife Device or Combination Product.

8.

Representations and Warranties

8.2.

Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a)

It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b)

It has the corporate or organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate or organizational action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms and this Agreement will not violate (i) such Party’s certificate of incorporation or bylaws, (ii) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (iii) any requirement of any applicable laws or regulation, or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

(c)

It is not a party to and will not enter into any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)

It shall possess during the Term all licenses, registrations, permits and other authorizations required by any Regulatory Authority or other governmental body, law, rule or regulation within the Territory to fulfill its other obligations in accordance with the terms of this Agreement.

_____		_____
(Initial)	13	(Initial)

8.3.

Unilife Representations and Warranties. In addition to the representations, warranties and covenants in Section , Unilife hereby represents, warrants, and covenants (as applicable) to Biodel as follows, as of the Effective Date:

(a)

Unilife has not used prior to the Effective Date and shall not use, during the Term, any employee, consultant, agent or contractor who has been debarred by any Regulatory Authority, or is the subject of debarment proceedings by a Regulatory Authority.

(b)

All Unilife Devices supplied hereunder (i) shall be Manufactured in conformance with all Applicable Laws; (ii) shall not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended, and shall not be a product which would violate any Applicable Laws if introduced into interstate commerce; and (iii) shall conform to the Specifications, the Manufacturing Standards and any additional standards agreed to in writing by the Parties through the Customization Committee.

(c)

Unilife maintains and shall, during the Term of this Agreement, maintain applicable ISO certifications in good standing and notify Biodel immediately in the event of any change in certification status.

(d)

The development, Manufacture, use, import, sale or offer for sale in the Territory of the Unilife Device does not infringe any Third Party intellectual property rights. Unilife has not received any written notice from any Third Party asserting or alleging that the Unilife Device or a Similar Unilife Device infringed or misappropriated the intellectual property rights of such Third Party and no Third Party has initiated, or threatened in writing to initiate, any litigation against Unilife, or by sending a cease-and-desist letter, with respect to the Unilife Device or a Similar Unilife Device.

(e)

Unilife Devices delivered by Unilife to Biodel pursuant to this Agreement shall be free from defects in material, workmanship and design, and shall conform to any technical conditions or standards provided by the certificate of analysis.

8.4.

UNILIFE DISCLAIMER OF WARRANTIES. UNILIFE HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO ANY UNILIFE DEVICE EXCEPT FOR THOSE EXPRESS WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING ALL IMPLIED WARRANTIES WITH RESPECT TO DEVICES SUCH AS IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

_____		_____
(Initial)	14	(Initial)

9.

Indemnification; Insurance; Limitation of Liability

9.1

Indemnification by Unilife. Unilife shall defend, indemnify, and hold harmless Biodel, its Affiliates and their respective officers, directors, employees, and agents (“Representatives”) from and against any and all claims, losses, demands, causes of action, and all related costs and expenses of every kind (including reasonable attorneys’ fees, costs, and expenses) occurring, growing out of, incident to, or resulting directly or indirectly from: (a) a breach by Unilife of any of its representations, warranties, or obligations under the Agreement; (b) the negligence or willful misconduct of Unilife, its agents, representatives, employees and/or subcontractors in performing its obligations under the Agreement; or (c) an infringement of an intellectual property right of a Third Party pertaining to the Unilife Technology used by or on behalf of Unilife in connection with the intended manufacture, use or sale of the Unilife Device.

9.2

Indemnification by Biodel. Except as otherwise provided in Section 9.1 above, Biodel shall defend, indemnify, and hold harmless Unilife, its Affiliates and their respective Representatives from and against any and all claims, losses, demands, causes of action, and all related costs and expenses of every kind (including reasonable attorneys’ fees, costs, and expenses) occurring, growing out of, incident to, or resulting directly or indirectly from: (a) a breach by Biodel of any of its representations, warranties, or obligations under the Agreement; (b) the negligence or willful misconduct of Biodel, its agents, representatives, employees and/or subcontractors in the performance of any of its obligations under the Agreement, (c) an infringement of an intellectual property right of a Third Party as a result of Biodel’s Drug except to the extent that it arises from Unilife Technology, or (d) the marketing, distribution, sale or use of the Combination Product, except to the extent that such claim arises out of (i) a breach by Unilife of any of its representations, warranties, or obligations under the Agreement, or (ii) the negligence or willful misconduct of Unilife, its agents, representatives, employees and/or subcontractors in performing its obligations under the Agreement.

9.3

Conditions of Indemnity.

(a)

The Party claiming a right of indemnification or defense under this Agreement shall provide the indemnifying Party prompt written notice (in all events within [**] days) of any such claim, including a copy thereof, served upon it, and shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any such claim, at the indemnifying Party’s expense.

(b)

The indemnifying Party shall have the right to exercise sole control over the defense and settlement of any such claim, including the sole right to select defense counsel and to direct the defense or settlement of any such claim; provided that the indemnifying Party shall not enter into any non-monetary settlement or admit fault or liability on the indemnified Party’s behalf without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, if the indemnified Party is advised by counsel that there may be a conflict between the positions of the indemnifying Party and the indemnified Party in conducting the defense of such action, then the indemnified Party may elect to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified Party, at the expense of the Indemnifying Party, if it is determined by agreement of the indemnifying Party and the indemnified Party, or by a court of competent jurisdiction, that the indemnified Party is entitled to indemnification hereunder for the indemnified amounts giving rise to such action. If the indemnifying Party elects not to assume the defense of such claim or action, the indemnifying Party shall reimburse the indemnified Party for the reasonable legal fees and expenses incurred and shall be bound by the results obtained by the indemnified Party in respect of such claim or action if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the indemnified amounts giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the

_____		_____
(Initial)	15	(Initial)

indemnifying Party. Without limiting the foregoing, the indemnified Party shall have the right to select and to obtain representation by separate legal counsel, and except as provided for above, all costs and expenses incurred by the indemnified Party for such separate legal counsel shall be borne by the indemnified Party.

(c)

Either Party shall be relieved of any indemnification obligation hereunder if the indemnified Party either (i) fails to materially follow the procedures set forth herein, and such failure materially impairs the ability of the indemnifying Party to carry out its obligations hereunder; (ii) compromises or settles any claim without the indemnifying Party’s prior written approval; or (iii) makes any admission or takes any other action with respect to any such claim that, in the indemnifying Party’s reasonable judgment, is prejudicial to the defense of such claim, without the indemnifying Party’s prior written approval.

9.4

Insurance. Each Party shall secure and maintain in full force and effect throughout the Term policies of insurance, including general commercial liability and product liability, with limits, deductibles and other terms appropriate to the conduct of their business. Each Party shall furnish certificates evidencing such insurance upon the other Party’s request.

9.5

LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT EACH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER UNDER SECTION  FOR THIRD PARTY CLAIMS, OR TO THE EXTENT RELATED TO A PARTY'S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION , NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES OR AGENTS SHALL BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES , WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY. EXCEPT TO THE EXTENT EACH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER UNDER SECTION  FOR THIRD PARTY CLAIMS, OR TO THE EXTENT RELATED TO A PARTY'S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION , EACH PARTY’S TOTAL AGGREGATE LIABILITY TO THE OTHER PARTY FOR ANY AND ALL CLAIMS RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCT (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BY STATUTE OR OTHERWISE) IN ANY TWELVE (12) MONTH PERIOD SHALL BE LIMITED TO AN AMOUNT EQUAL TO 20% OF THE TOTAL REVENUE UNILIFE RECEIVED FROM BIODEL FOR THE TWELVE (12) MONTHS PRIOR TO SUCH CLAIMS.

10.

Term and Termination

10.1

Term. Unless otherwise agreed to by the Parties, this Agreement shall be effective as of the Effective Date of this Agreement and shall expire upon the fifteenth (15th) anniversary thereof, unless terminated earlier in accordance with the terms of this Agreement, provided that the term of this Agreement shall automatically renew for successive one (1) year periods thereafter, unless a Party provides written notice to the other of its desire to terminate this Agreement at the end of the then current term at least ninety (90) days prior to the expiration of such term (the “Term ”).

10.2

Termination for Material Breach. Either Party will have the right to terminate the Agreement upon written notice to the other Party if, after receiving written notice of a material breach of the Agreement, the other Party fails to cure such breach within [**] days from the date of such notice. Biodel shall be obligated to pay Unilife all payments due for milestones achieved under the Development Plan, including all noncancellable obligations, upon termination by either Party under this Section . Biodel shall also be obligated to pay Unilife all amounts payable to a contract manufacturer during the Development Phase under Section 2.1(c) at the time of such termination and any costs associated for equipment purchased for Biodel under Section 2.4.

_____		_____
(Initial)	16	(Initial)

10.3

Termination for Non-Agreement on Customization. Either Party will have the right to terminate this Agreement upon written notice to the other Party in the event that the Parties (through the Customization Committee) do not reach an agreement on the achievement of certain milestones listed in the Development Plan. If Unilife fails to deliver an initial functional concept of the customized Unilife Device, either Party may terminate this Agreement and Unilife shall refund to Biodel the payment associated with Milestone #1 in exchange for return of all deliverables and confidential information transferred to Biodel by Unilife. If the Parties do not reach agreement through the Customization Committee on the successful achievement of Milestones #2 or #3 in the Development Plan, either Party may terminate this Agreement and Biodel shall be obligated to pay Unilife all payments due for milestones achieved prior to termination. Biodel shall have the right to terminate this Agreement in the event that Unilife fails to meet the customization  milestone actions detailed in the Development Plan, subject to a [**] days period to cure such non-delivery at the discretion of Biodel, and Biodel shall be obligated to pay Unilife all payments due for milestones achieved prior to termination. Biodel shall also be obligated to pay Unilife all amounts payable to a contract manufacturer during the Development Phase under Section 2.1(c) at the time of such termination.

10.4

Termination for Insolvency. A Party may terminate the Agreement upon bankruptcy, insolvency, dissolution or winding up of the other Party (“Termination for Insolvency”). Upon termination of the Agreement, Unilife and Biodel will cooperate to provide for an orderly conclusion of the milestones or deliverables undertaken by Unilife hereunder. In the event of Termination for Insolvency of either Party, either Party will, upon request by the other Party, transfer all works in progress and Unilife Devices manufactured under this Agreement to the other Party.

10.5

Residual Obligations. The obligations of the Parties that would reasonably be expected to survive termination of the Agreement will survive termination of the Agreement. Specifically, Sections -, , and - shall survive any termination of this Agreement.

11.

Confidentiality

11.1

Confidential Information of the Parties. The Parties have previously executed a Confidential Disclosure Agreement (“CDA”) on January 29, 2013, and agree that the provisions of the CDA and any amendments thereto, whenever they are executed, are incorporated herein and shall govern the Parties’ relationship hereunder. The CDA and any amendments thereto shall remain in full force and effect during the Term. The restrictions on use and non-disclosure of Confidential Information shall not apply in respect of announcements or disclosures made pursuant to Section 14.3 herein.

11.2

Relationship Between Parties. The relationship between Biodel and Unilife under this Agreement is intended to be that of independent contractors. Nothing in this Agreement is intended to be construed so as to constitute Biodel and Unilife as partners or joint venturers, or either Party as the employee, agent or legal representative of the other Party.

12.

Intellectual Property

12.1

Improvements. Except as set forth below, the rights of ownership in Improvements and any Intellectual Property Rights disclosing and/or claiming such Improvements are retained by the Party that employs or otherwise engages the inventor. Notwithstanding the foregoing:

(a)

Biodel shall be the sole and exclusive owner of any Improvements (and related Intellectual Property Rights) to the extent such Improvement relates to the Drug, including compositions, formulations, and uses, whether the same is made jointly by or on behalf of Biodel and Unilife or solely by or on behalf of Biodel or Unilife (the “Biodel Improvements”).

_____		_____
(Initial)	17	(Initial)

(b)

Unilife shall be the sole and exclusive owner of any Improvements (and related Intellectual Property Rights) to the extent such Improvements relate to the Unilife Device, including its components and uses, whether the same is made jointly by or on behalf of Biodel and Unilife and/or Affiliates or solely by or on behalf of Biodel or Unilife and/or Affiliates (the “Unilife Improvements”).

12.2

Patents and Patent Applications.

(a)

Unilife agrees not to file any patent application related to, or claiming, that portion of the Combination Product that is not based on Unilife Technology. Biodel agrees not to file any patent application related to, or claiming, a device based on Unilife Technology, including Unilife Improvements, or other aspects of the Unilife Device. For clarity, Biodel owns all Intellectual Property Rights in any and all Biodel Improvements.

(b)

In the event that either Biodel or Unilife, or any of their respective Affiliates, solely or jointly, develops any supplementary, complementary, or ancillary innovations protectable by patent (whether by utility and/or design patent), which are related to the Unilife Device, such as product packaging innovations (collectively, “Complementary Innovations”), ownership and assignment of such patent applications or patents issued therefrom shall be assigned to Unilife and/or its designated Affiliate, whether prepared and filed by or on behalf of Unilife or Biodel. Unilife and/or its designated Affiliate shall provide, and hereby grants, Biodel and/or its designated Affiliate an irrevocable, worldwide, royalty-free license, to patents or patent applications directed to such Complementary Innovations to the extent necessary or useful to develop, use, import, sell, offer for sale, and market the Complementary Innovations.

12.3

Disclosure and Assignment. Each Party shall promptly disclose, in writing, to the other Party all Improvements to which the other Party has ownership or license rights (either solely or jointly) as set forth herein. The Parties hereby transfer and assign (and will ensure the transfer and assignment of, by itself or any Third Party or Affiliate engaged by the Party) to the other Party all right, title and interest to those Improvements (and related Intellectual Property Rights) to which the other Party is entitled, as set forth above. The Party transferring Improvements hereunder shall execute and do all things necessary to vest the entire right and title to and interest in the Improvements (and related Intellectual Property Rights) to the receiving Party or its designee in any Region. The provisions of this Section  shall also apply to Biodel’s assignment obligations regarding Complementary Innovations under Section .

12.4

Nothing in the Agreement is intended or will operate to transfer ownership of the Intellectual Property Rights of a Party existing as of the Effective Date (or any part of it, including rights in Confidential Information) to the other Party and no licenses or grants of any interest in such Intellectual Property Rights are intended or provided other than as expressly set out in Section 3, even if such rights are necessary for the practice of any Improvement.

13.

Dispute Resolution

13.1

Disputes. Any contractual dispute arising under this Agreement (the “Dispute”) shall be discussed first by the respective chief executive officers of each Party or his/her designee for attempted resolution by good faith discussions within [**] days. In the event that the chief executive officers or his/her designee are not able to resolve such Dispute within such [**] day period, and do not agree to extend the time period for resolving the Dispute, unless the Parties otherwise agree to extend the time period for resolving the Dispute, then such Dispute shall be resolved pursuant to the provisions of Section .

13.2

Arbitration. If the Dispute is not resolved pursuant to Section , such Dispute must be referred to and finally resolved by arbitration, to which the Parties hereto expressly agree and submit. The

_____		_____
(Initial)	18	(Initial)

arbitration will be submitted to the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules of the AAA (“Rules”). Pre-hearing information exchange shall be limited to the reasonable production of relevant, nonprivileged documents and carried out expeditiously. There will be one arbitrator selected by mutual agreement of the Parties. It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within [**] days from the date the arbitrator is appointed. The arbitral tribunal may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award. The arbitration will be conducted in English and the place of arbitration will be in New Castle County, Delaware, USA. Either Party may, without waiving any remedy under this Agreement, apply to the arbitral tribunal and/or any court having jurisdiction any interim, provisional, injunctive or conservatory relief that is necessary to protect the rights or property of that Party until the arbitration award is rendered or the Dispute is otherwise resolved. Any decision rendered by the arbitral tribunal will be final and binding on the Parties, and judgment thereon may be entered by any court of competent jurisdiction, including any court that has jurisdiction over either of the Parties or any of their assets. The Parties expressly agree that the arbitral tribunal will be empowered to award and order equitable or injunctive relief with respect to matters brought before it, provided however, that such remedy or relief is consistent with the remedies and limitations set forth in this Agreement. The Parties agree that all arbitral proceedings conducted pursuant to this Section, including the existence of any arbitral proceedings, information disclosed in the course of such arbitral proceedings, and any settlements, negotiations, discussions, proposals, and awards related thereto shall be considered Confidential Information. The Parties may, however, disclose such information to an appropriate court, as is necessary to seek enforcement of any award rendered by the arbitral tribunal.

1.3

Governing law; Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law rules. The Parties agree that the Uniform Commercial Code and the 1980 United Nations Convention on Contracts for the International Sale of Goods shall not apply to or affect any term of this Agreement.

14.

Miscellaneous

14.1

Notices. All notices and other communications required or permitted hereunder, must, in order to be effective, be in writing and delivered personally (with personal delivery including delivery by courier or reputable international delivery service) or sent by certified or registered mail, postage prepaid, return receipt requested or sent by facsimile transmission. Items delivered personally or by facsimile transmission shall be deemed delivered on the date of delivery and items sent by certified or registered mail shall be deemed delivered three (3) days after mailing. The address of the Parties for purposes of this provision are as follows (as the same may be changed by a Party giving notice thereof to the other which is delivered in like manner): (i) with respect to Unilife Corporation, 250 Cross Farm Lane, York, Pennsylvania 17406, Attention: General Counsel and (ii) with respect to Biodel, 100 Saw Mill Road, Danbury, Connecticut 06810, Attention: General Counsel.

14.2

Assignment; Amendment and Waiver. Neither this Agreement, nor any rights or obligations hereunder, may be assigned or otherwise transferred by either Party, without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that either Party may assign this Agreement, and its rights and obligations hereunder, without the other Party's consent, if such assignment is made with prior notice to the other Party and then only to the extent made in connection with the transfer or sale of all, or substantially all, of the business of that Party of the type to which this Agreement relates. In any event, no assignment shall relieve the assigning Party of its obligations to the other Party hereunder. The rights and obligations of the Parties shall be binding upon, and inure to the benefit of, successors and permitted assigns. No modification, amendment, termination, supplement or waiver under this Agreement shall be binding unless made in a writing which is clearly identified as such a modification,

_____		_____
(Initial)	19	(Initial)

amendment, termination, supplement or waiver and signed by both Parties. No waiver shall be implied from conduct, or a failure to enforce, rights or a delay in enforcing rights.

14.3

Announcements. The Parties agree that either Party may issue a press release announcing the execution of this Agreement, provided that the same is shared in advance. Neither Party shall make any other public disclosure relating to this Agreement without the prior consent of the other Party, except to the extent that such disclosure is required by applicable law, rule or regulation.

14.4

Counterparts. This Agreement may be executed in one or more counterparts and in paper or electronic format, each of which shall be deemed an original, and which together constitute one and the same instrument to which both Parties shall be bound.

14.5

Scope of Agreement; Further Assurances. This Agreement, including any Addendum(s), represents the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous representations, understandings, discussions, negotiations, correspondence, commitments and agreements, whether written or oral and whether by either Party's employees or representatives. Each of the Parties shall execute and deliver all additional documents and shall do any and all things reasonably required in connection with the performance of obligations undertaken by it in this Agreement and to effectuate in good faith the intent of the Parties.

14.6

Headings; Section References; Construction. The article headings of this Agreement are for convenience only and should not be interpreted to limit or affect, in any way, the meaning of the language contained in this Agreement. References to “Section” mean Sections of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision. All references to “hereof,” “hereto” and “hereunder” shall refer to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”  All references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.

14.7

Severability. In the event that any provision of this Agreement is determined to be illegal or otherwise enforceable, such provision shall be construed as if it were written so as to be legal and enforceable to the maximum extent possible, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall be continued in full force and effect, all so as to effectuate, to the greatest extent possible, the intent of the Parties.

14.8

Force Majeure. Neither Party shall be liable for any delay for failure in performance, including interruption in the manufacture, supply or distribution of any Unilife Device due to any reason or unforeseen circumstances beyond the affected Party's reasonable control, including acts of God or public authorities, war and war measures, civil unrest, fire, epidemics, inevitable accidents, delays in transportation, delivery or supply, labor disputes. The obligations and rights of the excused Party shall be extended on a day-to-day basis for a period equal to the period of the excusable delay. In the event that a Party’s non-performance extends for a period greater than sixty (60) days as permitted by this Section 14.8, the other Party may terminate the Agreement upon written notice to the non-performing Party subject to the provisions for curing by the non-performing Party in Section 10.

14.9

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such

_____		_____
(Initial)	20	(Initial)

signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNILIFE MEDICAL SOLUTIONS, INC.		BIODEL INC.

By:	/s/ Molly Miller	By:	/s/ Gerard Michel

Name:	Molly Miller	Name:	Gerard Michel

Title:	Director and GM	Title:	CFO

_____		_____
(Initial)	21	(Initial)

EXHIBIT A

DEVELOPMENT PLAN

DEVELOPMENT PLAN: CUSTOMIZATION AND SUPPLY MILESTONES
Milestone	Deliverable	Quantity	Delivery Date	Payment
1	Executed Initial Agreement	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]

All payments for milestone deliverables and of the Unit Price shall be due within net [**] days of the date of Biodel's receipt of Unilife’s invoice therefor.

_____		_____
(Initial)	22	(Initial)

EXHIBIT B

SPECIFICATIONS

Packaging Specification

Sub Assembly	Sterility Method	Packaging Configuration
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Product Characteristic Specification

Product Characteristic	Specification
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Material Specification

Fluid-Path Material	Specification
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Drug Specification

Characteristic	Specification
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

_____		_____
(Initial)	23	(Initial)

EXHIBIT C

TARGET DEVICE PROFILE

_____		_____
(Initial)	24	(Initial)

EXHIBIT D

UNILIFE INTELLECTUAL PROPERTY RIGHTS

“Unilife Intellectual Property Rights” means all Intellectual Property Rights that are controlled by Unilife or its Affiliates as of the Effective Date or are filed by or granted to Unilife or its Affiliates during the Term and that claim the composition, design, manufacture, or use of the Unilife Device or a Similar Unilife Device, including but not limited to the following, and as may be amended by Unilife from time-to-time:

Country/Jurisdiction	Patent/Appln. No.
International PCT Application	[**]
USA	[**]
Taiwan	[**]

_____		_____
(Initial)	25	(Initial)